Exhibit 99.17

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this joint announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this joint announcement.

This joint announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of CNBM or Sinoma, nor is it any solicitation of any vote or approval in any jurisdiction.

China National Materials

Company Limited

(a joint stock limited company incorporated in the People’s
Republic of China with limited liability)
(a joint stock company incorporated in the People’s	(Stock code: 3323)
Republic of China with limited liability)
(Stock code: 1893)

JOINT ANNOUNCEMENT

WITHDRAWAL OF LISTING OF SINOMA H SHARES

AND

EXPECTED TIMELINE FOR THE WITHDRAWAL OF LISTING AND THE

IMPLEMENTATION OF THE SHARE EXCHANGE

INTRODUCTION

Reference is made to (i) the joint announcement published by China National Materials Company Limited (“Sinoma”) and China National Building Material Company Limited (“CNBM”) dated 8 September 2017; (ii) the merger document issued by Sinoma and CNBM dated 20 October 2017 (the “Merger Document”); and (iii) the circular issued by CNBM on 20 October 2017 (the “Circular”) in relation to, amongst other things, the proposed merger by absorption between Sinoma and CNBM (the “Merger”); and (iv) the announcements published by Sinoma and/or CNBM dated 6 November 2017, 23 November 2017, 18 December 2017, 21 December 2017, 29 December 2017, 25 January 2018 and 16 March 2018 regarding the update on the progress of the Merger and indicative timeline for implementation of the Share Exchange. Unless otherwise defined herein, capitalised terms used in this announcement shall have the same meanings as defined in the Merger Document and the Circular.

WITHDRAWAL OF LISTING OF SINOMA H SHARES

The Stock Exchange has approved the withdrawal of listing of Sinoma H Shares on the Stock Exchange (the “Delisting”) with effect from 4:00 p.m. on 23 April 2018.

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After the withdrawal of listing of Sinoma H Shares on the Stock Exchange, Sinoma Shareholders should refer to the announcement(s) published by CNBM on the website of the Stock Exchange at www.hkexnews.hk for further announcements in relation to the implementation of the Share Exchange and information about the Post-Merger CNBM, including information relating to the commencement of dealings in CNBM H Shares issued to Sinoma Share-Exchange Shareholders as consideration for the Share Exchange.

EXPECTED TIMELINE

Set out below is the expected timeline in respect of the key events regarding the Merger, including the Delisting and the implementation of the Share Exchange.

Event	Expected Date
Last day of dealing in Sinoma H Shares on the Stock Exchange	16 April 2018
The last time to lodge Sinoma H shares and transfer forms in respect of the transfer of Sinoma H Shares	4:30 p.m. on 19 April 2018
Closure of register for the transfer of Sinoma H Shares	20 April 2018 onwards
Withdrawal of the listing of Sinoma H Shares on the Stock Exchange	4:00 p.m. on 23 April 2018
Record date of Share Exchange1	4:30 p.m. on 23 April 2018
Dispatch of CNBM H share certificates to Sinoma Share-Exchange Shareholders	Expected to be on or around 2 May 2018
Announcement of completion of the H Share Exchange (i.e. completion of the issuance and dispatch of CNBM H share certificates to Sinoma Share-Exchange Shareholders)	Expected to be on or around 2 May 2018
Commencement of dealings in CNBM Shares issued to Sinoma Share-Exchange Shareholders as consideration for the H Share Exchange	Expected to be on or around 3 May 2018
CNBM completes its business registration update at Beijing Municipal Administration of Industry and Commerce	As soon as possible after the Share Exchange

1	The trading day of the Stock Exchange on which a list of Sinoma Shareholders (including Sinoma Domestic Shareholders, Sinoma H Shareholders and Sinoma Unlisted Foreign Shareholders) who are eligible to participate in the Share Exchange and the number of shares held by such shareholders will be determined.

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Please note that this announcement is made for CNBM Shareholders, Sinoma Shareholders and potential investors’ reference only, and the expected timeline above may differ from the final timeline in accordance with the actual circumstances. Further announcement(s) will be made by CNBM and/or Sinoma as and when appropriate.

EXCHANGE RATIO

The Exchange Ratio is 1.00 Sinoma Share to exchange for 0.85 CNBM Share, meaning that CNBM will issue: (i) 0.85 CNBM H Share to exchange for 1.00 Sinoma H Share; and (ii) 0.85 CNBM Unlisted Share to exchange for 1.00 Sinoma Unlisted Share.

Under the Share Exchange pursuant to the Merger, the number of CNBM H Shares and CNBM Unlisted Shares obtained by Sinoma Share-Exchange Shareholders will be in whole numbers. If the number of CNBM H Shares to be obtained by a Sinoma Shareholder through a share-exchange of Sinoma H Shares for CNBM H Shares at the Exchange Ratio will not result in a whole number, the Sinoma Share- Exchange Shareholders concerned will be ranked according to the fractional value after the decimal point from highest to lowest, and one additional CNBM H Share will be given to each such Sinoma Shareholder in such order until the aggregate number of H Shares actually exchanged is equal to the total number of CNBM H Shares proposed to be issued, i.e. 989,525,898 CNBM H Shares. If the number of Sinoma Shareholders with the same fractional value after the decimal point is more than the number of remaining H Shares to be issued, CNBM H Shares will be allocated randomly by a computerised system until the aggregate number of CNBM H Shares actually exchanged is equal to the total number of CNBM H Shares proposed to be issued. The method of dealing with fractions of CNBM H Shares described above will also apply to dealing with fractions of CNBM Unlisted Shares.

THE CLOSURE OF REGISTER OF MEMBERS OF SINOMA

Sinoma Share-Exchange Shareholder(s) should lodge Sinoma H shares and all transfer forms in respect of the transfer of Sinoma H Shares with the relevant share certificates to the H share registrar and transfer office of Sinoma in Hong Kong, Computershare Hong Kong Investor Services Limited, at rooms 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong, no later than 4:30 p.m. on Thursday, 19 April 2018. Register of Members of Sinoma will be closed from Friday, 20 April 2018 and onwards, during which period no transfer of shares will be registered. The record date of Share Exchange will be 4:30 p.m. on 23 April 2018.

NOTICE TO U.S. HOLDERS OF CNBM SHARES AND SINOMA SHARES

The Merger will involve the exchange of securities of two companies incorporated in the PRC with limited liability and is subject to Hong Kong disclosure requirements, which are different from those of the United States. The financial statements included in the Merger Document and the Circular have been prepared in accordance with Hong Kong Financial Reporting Standards, International Financial Reporting Standards and PRC GAAP and thus may not be comparable to financial statements of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

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U.S. holders of CNBM Shares or Sinoma Shares may encounter difficulty enforcing their rights and any claims arising under the U.S. federal securities laws, as each of CNBM and Sinoma is located in a country outside the United States and some or all of their respective officers and directors may be residents of a country other than the United States. U.S. holders of CNBM Shares or Sinoma Shares may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, U.S. holders of CNBM Shares or Sinoma Shares may encounter difficulty compelling a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

NOTICE TO OVERSEAS SHAREHOLDERS OF SINOMA SHARES

Overseas holders of Sinoma Shares that have approved the Merger (“Sinoma Overseas Shareholders”) will not be entitled to the Share Exchange if Sinoma considers such exclusion to be necessary or expedient on account either of the legal restrictions under the laws of the relevant place or the requirements of the relevant regulatory body or stock exchange in that place. In such circumstances, arrangements will be made for the shares of such Sinoma Overseas Shareholders which would otherwise have been exchanged into the CNBM shares, to be sold in the market as soon as practicable after the Delisting commences.

All Sinoma Overseas Shareholders are therefore highly recommended that they should consult their bankers or other professional advisers as to whether any the legal restrictions under the laws of the relevant place or the requirements of the relevant regulatory body or stock exchange in that place need to be observed to enable them to the Share Exchange.

By order of the board of	By order of the board of
China National Building Material Company Limited*	China National Materials Company Limited
Song Zhiping	Liu Zhijiang
Chairman	Chairman

Beijing, the PRC

29 March 2018

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As at the date of this joint announcement, CNBM’s Board comprises Mr. Song Zhiping, Mr. Cao Jianglin, Mr. Peng Shou, Mr. Cui Xingtai and Mr. Chang Zhangli as executive directors, Mr. Guo Chaomin, Mr. Chen Yongxin and Mr. Tao Zheng as non-executive directors and Mr. Sun Yanjun, Mr. Liu Jianwen, Mr. Zhou Fangsheng, Mr. Qian Fengsheng and Ms. Xia Xue as independent non-executive directors. The CNBM Directors jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement (other than in relation to Sinoma and Sinoma Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement (other than those expressed by the directors of Sinoma) have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement the omission of which would make any of the statements in this joint announcement misleading.

As at the date of this joint announcement, Sinoma’s Board comprises Mr. Liu Zhijiang and Mr. Peng Jianxin as executive directors, Mr. Li Xinhua, Mr. Li Jianlun, Mr. Shen Yungang and Mr. Wang Fengting as non-executive directors, and Mr. Leung Chong Shun, Mr. Lu Zhengfei and Mr. Wang Zhulin as independent non-executive directors. The Sinoma Directors jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement (other than in relation to CNBM and CNBM Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement (other than those expressed by the directors of CNBM) have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement the omission of which would make any of the statements in this joint announcement misleading.

*	For identification purposes only

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